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                                                                     EXHIBIT (i)

                                 Shea & Gardner
                         1800 Massachusetts Avenue, N.W.
                              Washington, DC 20036

                            Telephone: (202) 828-2000
                            Facsimile: (202) 828-2195

                                 April 15, 2003



Board of Directors
CitiStreet Funds, Inc.
Two Tower Center
East Brunswick, NJ  08816


Ladies and Gentlemen:

         We have served as counsel to CitiStreet Funds, Inc. (the "Fund") in connection with various matters relating to the registration of the Fund's securities under the Securities Act of 1933, as amended, and registration of the Fund under the Investment Company Act of 1940, as amended.

         Based on our examination of the relevant documents contained in the Fund's registration statement, and in reliance upon certain exhibits to that registration statement, and assuming that the securities will be issued in accordance with the terms described in the registration statement, and that the Fund will receive payment for the securities, we are of the opinion that the securities, when sold, will be legally issued, fully paid, and non-assessable.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Fund's registration statement.


                                                     Yours truly,

                                                     /s/ Christopher E. Palmer
                                                     ---------------------------
                                                     Christopher E. Palmer